Exhibit4-4

                          AMENDMENT NUMBER THREE TO THE
                            CANANDAIGUA BRANDS, INC.
                           INCENTIVE STOCK OPTION PLAN

This Amendment Number Three to the Canandaigua Brands, Inc. Incentive Stock Option Plan (the "Plan") is adopted pursuant to Section 15 of the Plan by the Board of Directors of Constellation Brands, Inc. (f/k/a Canandaigua Brands, Inc.) (the "Company"), acting in its capacity as the Committee under the Plan. Capitalized terms used herein which are not otherwise defined shall have the meanings ascribed to them in the Plan and Annex A thereto.

         1. NAME. The name of the Plan is hereby changed to "Constellation Brands, Inc. Incentive Stock Option Plan," and all references to the Company name in the Plan are hereby replaced by references to "Constellation Brands, Inc."

In witness whereof, Constellation Brands, Inc. has caused this instrument to be executed as of December 21, 2000.

                                               CONSTELLATION BRANDS, INC.


                                               By: /S/Richard Sands
                                                 -------------------------------
                                                      Richard Sands, President